Exhibit 99.1

Perspective Therapeutics Provides Recent Business Highlights and Reports Fiscal 3Q 2024 Results

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Advancing investigation of [212Pb]VMT01 as a monotherapy and in combination with the anti-PD-1 antibody, nivolumab, in patients with previously treated metastatic melanoma, based on preliminary results presented at the 21st International Congress of the Society of Melanoma Research in October
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Presenting initial results from the company-sponsored Phase 1/2a study of [212Pb]VMT-α-NET in patients with RPT-naïve neuroendocrine tumors at the upcoming 2024 North American Neuroendocrine Tumor Society Symposium in November
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Shipping of investigational product started in October from a second manufacturing facility in Somerset, New Jersey; additional facility expansion activities ongoing
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On track to advance multiple pre-IND assets into the clinic in the next 9-18 months
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Cash, cash equivalents, and short-term investments balance of approximately $268 million expected to be sufficient to fund our current planned operations and capital investments into mid-2026

SEATTLE – November 12, 2024 – Perspective Therapeutics, Inc. (“Perspective,” the “Company,” “we,” “us,” and “our”) (NYSE AMERICAN: CATX), a radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body, today announced third quarter financial results for the period ended September 30, 2024.

“Since our team initiated dosing of U.S. patients in two clinical programs in 2023, important learnings on each of these two clinical-stage constructs and the applicability of our proprietary radiopharmaceutical platform in a variety of clinical settings have informed our strategy to bring innovative precision medicines to patients based on alpha-emitting isotopes and targeting moiety optimization,” said Thijs Spoor, Perspective’s CEO. “At the time same, we continue to invest in developing proprietary compounds and building out a network of regional manufacturing sites to service treatment centers and patients, which currently consists of two active sites as well as three buildings being modified in anticipation of delivery of equipment already on order. We look forward to continued progress in the coming months and in 2025.”

Program Highlights

VMT-α-NET

Company-sponsored Phase 1/2a trial of [212Pb]VMT-α-NET

We are conducting a multi-center open-label dose escalation, dose expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic somatostatin receptor type 2 (SSTR2)-positive neuroendocrine tumors (NETs) who have not received prior radiopharmaceutical therapies (RPT). We received Fast Track Designation for this program from the U.S. Food and Drug Administration (FDA) based on preclinical data for SSTR2-positive NETs regardless of prior treatment response.

As stated in our 2Q 2024 quarterly update in August 2024, the observation period was completed for dose limiting toxicity (DLT) in seven patients enrolled in Cohort 2 during the second quarter of 2024. Subsequently, the Safety Monitoring Committee (SMC) determined that safety observations during the DLT period supported proceeding with dose escalation to Cohort 3 and increasing the number of patients dosed at 5 mCi (up to 40 more patients). Based on FDA interactions prior to the initiation of patient dosing in this study, the decision to open Cohort 3 will follow consultation and alignment with the agency.

During the quarter, data informing the SMC’s recommendation were submitted to and accepted for presentation at the 2024 North American Neuroendocrine Tumor Society (NANETS) Multidisciplinary NET Medical Symposium taking place November 21-23, 2024 in Chicago. We will host an investor call at the start of the conference; details on the call will be available prior to the conference.

Investigator-initiated clinical research of [212Pb]VMT-α-NET

We are collaborating with a number of thought leaders to further elucidate the clinical profile of [212Pb]VMT-α-NET through investigator-initiated studies in the U.S. as well as overseas.

Investigator Led Study in India

This is an exploratory first-in-human use of [212Pb]VMT-α-NET in adult patients with histologically confirmed metastatic NETs and medullary thyroid carcinomas in an investigator-led research study. A total of 13 patients were enrolled: 10 patients with gastroenteropancreatic-NETs (GEP-NETs), one patient with breast NETs, and two patients with medullary thyroid carcinomas.

The most recent scientific conference presentation by the investigator was during the 37th Annual Congress of the European Association of Nuclear Medicine (EANM) meeting in October 2024. The investigator reported updated safety and anti-tumor activity of [212Pb]VMT-α-NET administered at 67 µCi/kg (2.5 MBq/kg) every 8 weeks for up to 6 doses in 10 patients with GEP-NETs as of the data cut-off date of September 15, 2024. All patients received prior treatments, seven of whom received prior RPT treatment.

The investigator concluded that the toxicity profile suggests the potential for dose escalation to achieve optimal treatment responses. Confirmed tumor response per RECIST 1.1 was reported to be observed in six of the 10 patients, while unconfirmed responses were observed in two additional patients who eventually had progressive disease and died. The investigator also reported higher absorbed doses in the tumors compared to select other tissues.

VMT01

We designed VMT01 to target and deliver 212Pb to tumor sites expressing melanocortin 1 receptor (MC1R), a protein that can be overexpressed in metastatic melanoma tumors. We are conducting a multi-center, open-label dose escalation, dose expansion study (clinicaltrials.gov identifier NCT05655312) in previously treated patients with histologically confirmed melanoma and MC1R-positive imaging scans.

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In July 2024, we submitted a protocol amendment to explore the combination of the checkpoint inhibitor nivolumab with [212Pb]VMT01 in patients with histologically confirmed melanoma and positive MC1R imaging scans in our ongoing Phase 1/2a study of [212Pb]VMT01. The first combination cohort is now open for enrollment. The supply of nivolumab was secured in March 2024, when we entered into a clinical trial collaboration agreement with Bristol Myers Squibb (NYSE: BMY).
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As of August 9, 2024, we initiated dosing of a total of 10 patients in Cohort 1 and in Cohort 2 of the Phase 1/2a clinical study of [212Pb]VMT01 in patients with progressive MC1R-positive metastatic melanoma. A total of seven patients received activities of 5mCi of [212Pb]VMT01 in Cohort 2.
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On September 5, 2024, we announced the FDA granted Fast Track Designation for the development of [212Pb]VMT01 for the diagnosis and treatment of patients with unresectable or metastatic melanoma and who have demonstrated MC1R tumor expression.

On October 11, 2024, we announced initial results from the first two dosing cohorts. Three patients were enrolled in Cohort 1 (who received 3 mCi of [212Pb]VMT01), while seven patients were enrolled in Cohort 2 (who received 5 mCi of [212Pb]VMT01). Patients in each cohort received a median of five prior lines of systematic therapy, including a median of three prior lines of immunotherapy.

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Safety findings: No dose-limiting toxicities were observed among any patients, and no adverse events led to treatment discontinuation. Treatment emergent adverse events (TEAEs) were mostly Grades 1 and 2. None of the four cases of grade 3 TEAEs were deemed to be treatment related. There were no grade 4 or 5 TEAEs. No renal toxicities had been reported as of October 11, 2024 (there were no clinically significant changes in blood urea nitrogen or serum creatinine) in spite of dosimetry estimated renal radiation that approached the higher end of conventional dosing.
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Efficacy findings: All patients in Cohort 1 completed three treatments, with one patient experiencing an unconfirmed RECIST version 1.1 objective response after completion of treatment, and two patients experiencing stable disease at 9 and 11 months from the start of treatment, respectively. In Cohort 2, patients progressed after either the first cycle (three patients) or the second cycle (four patients). These findings are consistent with published and ongoing preclinical studies showing immunostimulatory effects at lower radiation doses.

The SMC reviewed these findings and recommended exploring a lower dose level of 1.5 mCi per dose, both as a single agent and in combination with the anti-PD-1 antibody, nivolumab. The SMC’s recommendation would allow for the monotherapy and combination cohorts to proceed concurrently. An amendment to further explore lower dose levels for monotherapy is planned. The combination cohort at 1.5 mCi per dose with nivolumab is active and now open for enrollment.

Status of pre-IND assets

We have multiple assets in pre-IND development and expect to advance several pre-IND assets into the clinic in the next 9-18 months.

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PSV359 is an internally discovered molecule that targets fibroblast activation protein-α, or FAP-α, associated with a variety of solid tumors. Preclinical imaging and therapy as well as human imaging results suggest our proprietary targeting ligand has improved levels of target engagement and uptake in tumors and reduced retention in healthy tissues that may result in a desirable therapeutic index.

In October 2024, we announced first-in-human SPECT/CT images of [203Pb]PSV359 from an independent investigator revealed strong tumor uptake, fast clearance through the renal system, low accumulation in normal organs, and long tumor retention in three patients with FAP expressing cancers. The results were presented at the EANM meeting in October 2024.

Preclinical results were presented during the Society of Nuclear Medicine and Molecular Imaging (SNMMI) and EANM meetings in June and October 2024, respectively. Researchers presented a novel cyclic peptide targeting human FAP, which was discovered by us via phage display methods. FAP is a protein abundantly expressed in certain cancer cells as well as cancer-associated fibroblasts in tumor lesions and involved in promoting disease progression. The peptide was conjugated to a lead (Pb)-specific chelator via a molecular linker to form a novel construct, PSV359. The purpose of this study was to evaluate the in vitro and in vivo performance of [203/212Pb]PSV359 in preclinical xenograft models. PSV359 demonstrated superior binding affinity and specificity against human FAP (Kd=1.8 nM, Ki=0.4 nM) and remained stable in serum for 96 hours. Overall, strong anti-tumor clinical activity of [212Pb]PSV359 was found in both HT1080-human FAP (FAP on cancer cells) and U87MG (FAP in stromal tissues) xenograft models.

We are on track to file an IND in late 2024 for this new asset. If the study may proceed, the U.S. Phase I study would commence in 2025.

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PSV40X is a technology targeting prostate specific membrane antigen (PSMA) which we acquired through a license agreement with Mayo Clinic for the rights to Mayo’s PSMA Alpha-PET DoubLET platform, with an initial focus on prostate cancer derived tumors. This radiopharmaceutical platform provides detailed PET imaging-based diagnosis and dosimetry using long-lived copper-64 (64Cu) for imaging and alpha-particle targeted therapies using 212Pb. Preclinical studies are ongoing to assess whether this new molecular entity meets the hurdle for progressing into the clinic with potential to achieve best-in-class profile.
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Pre-targeting is technology enabling the use of antibodies to direct radiolabeled ligands to tumor sites. Antibodies can bind with high specificity to a wider variety of cancer-specific proteins preferentially expressed on the surface of tumor cells. However, the amount of time required for an adequate amount of antibodies to bind to the cancer-specific proteins may not align with the properties of the desired isotope. By attaching an additional chemical entity to an antibody that would bind to a radioligand, the resultant modified antibodies may be administered separately from and in advance of the radioligand as appropriate. Preclinical optimization of this platform is underway, and initial targeting antibodies have been identified for further investigation.

Other Business Highlights

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On September 18, 2024, we entered into a Master Equipment and Services Agreement (MESA) and statements of work (SOWs) thereunder with Comecer SpA (Comecer), pursuant to which we agreed to purchase from Comecer manufacturing equipment for the production of our radiopharmaceutical products including, but not limited to, isotope processing hot cells and production suites and related equipment (collectively, the Deliverables) and services for installation and validation of the Deliverables at several of our production facilities in the United States. The aggregate consideration for such equipment and services pursuant to the MESA and SOWs is approximately €49.0 million payable in cash, excluding certain incidental costs such as taxes, customs and duties, local transport, insurance and rigging. We may also elect to purchase certain additional equipment and services pursuant to the SOWs. The MESA provides for the payment of certain amounts in installments over the course of the production, installation and validation of the Deliverables.
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On July 15, 2024, August 2, 2024 and October 31, 2024, we purchased a building located in the Houston, Texas, metropolitan area for $4.7 million, a building in the Chicago, Illinois, metropolitan area for $5.0 million, and a building in the Los Angeles, California, metropolitan area for $11.0 million, respectively, which we intend to use for the manufacture of our program candidates upon completion of modifications and installation of equipment.
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We completed our first shipment and patient dosing of 212Pb-labeled radiopharmaceuticals from our newly operational manufacturing facility in Somerset, New Jersey. This second facility, equipped with three manufacturing suites that can meet Current Good Manufacturing Practice (cGMP) requirements, joins the Coralville, Iowa, site in supplying investigational products for VMT-α-NET clinical studies. With expanded capacity, the Somerset facility is well-positioned to meet growing clinical trial and future commercial demands across major cancer centers in the Northeastern U.S. Previously operated by Lantheus Holdings, Inc., this facility previously produced the FDA-approved radiopharmaceutical Azedra for rare adrenal tumors.
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Our patent portfolio was further strengthened by the issuance of two additional patents. The first patent, issued in the U.S., pertains to the creation of radiopharmaceutical compounds using lead-specific chelators. This patent has been exclusively licensed to us by the University of Iowa and expires in 2037. The second patent, issued in Australia, pertains to VMT01.

Third Quarter 2024 Financial Summary

Cash, cash equivalents, and short-term investments as of September 30, 2024 was $267.8 million as compared to $9.2 million as of December 31, 2023. Based on our current plans, which include advancing current clinical programs based on readout, progressing multiple pre-IND assets towards clinical trials, as well as developing several regional manufacturing sites, we expect to have sufficient funding into mid-2026.

In August 2024, we entered into a Controlled Equity OfferingSM Sales Agreement (2024 ATM Agreement) with Cantor Fitzgerald & Co. and RBC Capital Markets, LLC (each, an ATM Agent, and together, the ATM Agents) pursuant to which we, from time to time, may offer and sell shares (2024 ATM Shares) of our Common Stock, through or to the 2024 ATM Agents having an aggregate sales price of up to $250.0 million. Sales of the 2024 ATM Shares, if any, under the 2024 ATM Agreement may be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended. We have no obligation to sell any of the 2024 ATM Shares and may at any time suspend offers under the 2024 ATM Agreement or terminate the 2024 ATM Agreement. As of September 30, 2024, we have not completed any transactions pursuant to the 2024 ATM Agreement.

As of September 30, 2024, we had 67.5 million shares of common stock, 7.7 million warrants and options to purchase shares of common stock, and 3.2 million pre-funded warrants outstanding.

We previously presented our results in two segments: Drug Operations and Brachytherapy. Due to the divestiture of our entire brachytherapy segment to GT Medical in April 2024, the assets and operations of the brachytherapy segment have been classified as discontinued operations in our financial statements. The discussion below pertains to continuing operations unless otherwise noted.

Grant revenue for the three months ended September 30, 2024 was $0.4 million, compared to $0.3 million for the same period in 2023, an increase of approximately 33%. Grant revenue for the nine months ended September 30, 2024 was $1.2 million, compared to $1.1 million for the same period in 2023, an increase of approximately 9%. Grant revenue is derived from our work with the National Institutes of Health.

Research and development expenses were $12.0 million for the three months ended September 30, 2024, compared to $5.6 million for the same period in 2023, an increase of approximately 114%. Research and development expenses for the nine months ended September 30, 2024 were $28.8 million, compared to $14.2 million for the same period in 2023, an increase of approximately 103%. Management believes that research and development expenses will continue to increase as we continue to invest in the development of novel radiopharmaceutical drugs and products and expand our manufacturing capabilities.

General and administrative expenses were $7.0 million for the three months ended September 30, 2024, compared to $4.5 million for the same period in 2023, an increase of approximately 56%. General and administrative expenses for the nine months ended September 30, 2024 were $18.4 million, compared to $16.1 million for the same period in 2023, an increase of approximately 14%. The increase in general and administrative expenses during the three and nine months ended September 30, 2024, was due to increased personnel costs as well as increased fees for professional services, taxes and insurance.

Total operating expenses for the three months ended September 30, 2024 were $19.0 million, compared to $10.0 million for the same period in 2023, an increase of approximately 90%. Total operating expenses for the nine months ended September 30, 2024 were $47.1 million, compared to $30.4 million for the same period in 2023, an increase of approximately 55%.

Net loss from continued and discontinued operations for the three months ended September 30, 2024 was $15.1 million, or $0.21 loss per basic and diluted share, compared to a net loss of $10.4 million, or $0.37 per basic and diluted share, for the same period in 2023 after adjusting for the 1-for-10 reverse stock split effective as of June 14, 2024 (Reverse Split). Net loss from continued and discontinued operations for the nine months ended September 30, 2024 was $39.1 million, or $0.62 per basic and diluted share, compared to a net loss of $21.8 million, or $0.83 per basic and diluted share, for the same period in 2023 after adjusting for the Reverse Split.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc., is a radiopharmaceutical development company that is pioneering advanced treatment applications for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging diagnostics that incorporate the same targeting moieties, which provide the opportunity to personalize treatment and optimize patient outcomes. This “theranostic” approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company’s melanoma (VMT01) and neuroendocrine tumor (VMT-α-NET) programs have entered Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions. The Company has also developed a proprietary 212Pb generator to secure key isotopes for clinical trial and commercial operations.

For more information, please visit the Company’s website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,”

“project,” “estimate,” “believe,” “predict,” “potential,” or “continue” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements concerning, among other things, the Company’s ability to pioneer advanced treatment applications for cancers throughout the body; the Company’s belief that it will continue to advance and make progress with its clinical-stage proprietary radiopharmaceuticals; the Company’s belief that it will advance multiple pre-IND assets into the clinic in the next 9-18 months; the Company’s expectation that its current cash, cash equivalents and short-term investments balance will be sufficient to fund its current planned operations and capital investments into mid-2026; the Company’s ability to bring innovative precision medicines to patients based on alpha-emitting isotopes and targeting moiety optimization; the potential for VMT01 to be administered as a single agent or in combination with other agents and for the Company to explore different dose levels in connection with its VMT01 trial; the potential for PSV359 to demonstrate improved legals of target engagement and uptake in tumors and reduced retention in healthy tissues that may result in a desirable therapeutic index; the Company’s plans to file an IND in late 2024 for PSV359; the ability of PSV40X to meet the hurdle for progressing into the clinic with potential to achieve best-in-class profile; the potential for pre-targeting technology to enhance targeting of tumors, and the potential success of the Company in advancing such technology; the Company’s expectation that it will continue making progress on building out of its manufacturing infrastructure network; the Company’s intention to use the acquired buildings to manufacture materials for patient administration upon completion of modifications and installation of equipment; the Company’s belief that research and development expenses will increase from current levels as the Company continues to invest in the development of novel radiopharmaceutical drugs and products and expands its manufacturing capabilities; the Company’s prediction that complementary imaging diagnostics that incorporate certain targeting moieties provide the opportunity to personalize treatment and optimize patient outcomes; the Company's expectation that its “theranostic” approach enables the ability to see specific tumors and then treat them to potentially improve efficacy and minimize toxicity; the Company’s ability to develop a proprietary 212Pb generator to secure key isotopes for clinical trial and commercial operations; the Company’s clinical development plans and the expected timing thereof; the expected timing for availability and release of data; expectations regarding the potential market opportunities for the Company’s product candidates; the potential functionality, capabilities and benefits of the Company’s product candidates and the potential application of these product candidates for other disease indications; the Company’s expectations, beliefs, intentions, and strategies regarding the future; the Company’s intentions to improve important aspects of care in cancer treatment; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions, or expectations disclosed in the forward-looking statements and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation, the potential that regulatory authorities may not grant or may delay approval for the Company’s product candidates; uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of regulatory authorities may affect the design, initiation, timing, continuation, and/or progress of clinical trials or result in the need for additional clinical trials; the Company’s ability to obtain and maintain regulatory approval for the Company’s product candidates; delays, interruptions, or failures in the manufacture and supply of the Company’s product candidates; the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; uncertainties regarding the Company’s expectations, projections, and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the Company’s ability to obtain additional funding to support its clinical development programs; the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of its product candidates; the ability of the Company to manage growth; the Company’s ability to maintain its key employees; sufficient training and use of the Company’s products and product candidates; the market acceptance and recognition of the Company’s programs and program candidates; the Company’s ability to maintain and enforce its intellectual property rights; the Company’s ability to maintain its therapeutic isotope supply agreement with the Department of Energy; the Company’s ability to continue to comply with the procedures and regulatory requirements mandated by the FDA for additional trials, Phase 1 and 2 approvals, Fast Track approvals, and 510(k) approval and reimbursement codes; and any changes in applicable laws and regulations. Other factors that may cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the SEC), in the Company’s other filings with the SEC, and in the Company’s future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR

Annie Cheng

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson

perspectivetx@russopr.com

Perspective Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2024	2023
	(unaudited)
Cash, cash equivalents and short-term investments	$267,847	$9,238
Total assets	391,153	97,891
Total liabilities	62,682	22,712
Total stockholders' equity	328,471	75,179

Perspective Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Grant revenue	$369	$276	$1,220	$1,097

Operating expenses:
Research and development	12,028	5,552	28,755	14,231
General and administrative	6,975	4,474	18,367	16,124
Change in estimate of asset retirement obligation	-	-	-	(15)
Loss on disposal of property and equipment	-	-	-	22
Total operating expenses	19,003	10,026	47,122	30,362

Operating loss	(18,634)	(9,750)	(45,902)	(29,265)

Total non-operating income (expense), net	3,512	178	7,741	802

Net loss from continuing operations	(15,122)	(9,572)	(38,161)	(28,463)
Net loss from discontinued operations	-	(784)	(890)	(3,870)
Loss recognized on classification as held for sale	-	-	(59)	-
Net loss before income taxes	(15,122)	(10,356)	(39,110)	(32,333)
Deferred income tax benefit	-	-	-	10,500
Net loss	$(15,122)	$(10,356)	$(39,110)	$(21,833)

Basic and diluted loss per share:
Loss from continuing operations[1]	$(0.21)	$(0.34)	$(0.61)	$(0.68)
Loss from discontinued operations[1]	-	(0.03)	(0.01)	(0.15)
Basic and diluted loss per share[1]	$(0.21)	$(0.37)	$(0.62)	$(0.83)

Weighted average shares used in computing net loss per share:
Basic and diluted[1]	70,629	28,055	62,293	26,323

1. Amounts for prior periods presented have been retroactively adjusted to reflect the Reverse Split.